Exhibit 10.3

MANAGEMENT CONSULTING AGREEMENT

This MANAGEMENT CONSULTING AGREEMENT (the “Agreement”) is entered into as of December 23, 2004 by and between Goodman Global Holdings, Inc. (f/k/a Frio, Inc.), a Delaware corporation (“Goodman”), and Apollo Management V, L.P., a Delaware limited partnership (“Apollo”).

RECITALS

WHEREAS, Goodman and its subsidiaries and Goodman Global, Inc. (f/k/a Frio Holdings, Inc.), a Delaware corporation (collectively, the “Goodman Group”), desire to avail themselves of Apollo’s expertise and consequently have requested Apollo to make such expertise available from time to time in rendering certain management consulting and advisory services related to the business and affairs of the Goodman Group and the review and analysis of certain financial and other transactions.

WHEREAS, Apollo and Goodman agree that it is in their respective best interests to enter into this Agreement whereby, for the consideration specified herein, Apollo has provided and shall provide such services as an independent consultant to the Goodman Group.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Retention of Apollo. Goodman hereby retains Apollo, and Apollo accepts such retention, upon the terms and conditions set forth in this Agreement.

Section 2. Term. This Agreement shall commence on the date hereof and, unless otherwise extended pursuant to the following sentence, shall terminate on the twelfth anniversary of the date hereof (the “Term”) or such earlier time as Apollo and Goodman may mutually agree in a written agreement signed by each of them. Upon the twelfth anniversary of the date hereof, and at the end of each year thereafter (each of such twelfth anniversary and the end of each year thereafter being a “Year End”), the Term shall automatically be extended for an additional year unless notice to the contrary is given by Apollo at least 30, but no more than 60, days prior to such Year End. The provisions of Sections 3(d), 5 and 7 through 13 shall survive the termination of this Agreement.

Apollo’s obligation to provide services hereunder shall continue through and until the earlier of (i) the expiration of the Term, as extended, or (ii) a Change of Control (as defined below).

Section 3. Management Consulting Services.

(a) Apollo shall advise the Goodman Group concerning such management matters that relate to the business, financial oversight, administration and policies of the Goodman Group, in each case as Goodman shall reasonably and specifically request by way of written notice to Apollo, which notice shall specify the services required of Apollo and shall include all background material necessary for Apollo to complete such services. Apollo shall devote such time to any such written request as Apollo shall deem, in its discretion, necessary. Such consulting services, in Apollo’s discretion, shall be rendered in person or by telephone or other communication. Except as otherwise expressly agreed to, Apollo shall have no obligation to the Goodman Group as to the manner and time of rendering its services hereunder, and the Goodman Group shall not have any right to dictate or direct the details of the services rendered hereunder.

(b) In addition, Goodman acknowledges and agrees that Apollo (i) has structured the transactions contemplated by that certain Asset Purchase Agreement (the “Purchase Agreement”), dated as of November 18, 2004, by and among Goodman Global Holdings, Inc., a Texas corporation (“Seller”), on the one hand, and on the other hand, Goodman Global, Inc. (f/k/a Frio Holdings, Inc.), a Delaware corporation, and Goodman, (ii) has arranged for financing for Goodman in connection with the transactions contemplated by the Purchase Agreement, and (iii) has provided other services in connection with the transactions contemplated by the Purchase Agreement. Apollo agrees to continue to provide services to the Goodman Group in connection with the consummation of the transactions contemplated by the Purchase Agreement.

(c) Apollo shall perform all services to be provided hereunder as an independent contractor to the Goodman Group and not as an employee, agent or representative of any member of the Goodman Group. Apollo shall have no authority to act for or to bind any member of the Goodman Group without its prior written consent.

(d) This Agreement shall in no way prohibit Apollo or any of its partners or affiliates or any director, officer, partner or employee of Apollo or any of its partners or affiliates from engaging in other activities, whether or not competitive with any business of any member of the Goodman Group.

Section 4. Compensation.

(a) As consideration for Apollo’s agreement to render the services set forth in Section 3(a) of this Agreement and as compensation for any such services rendered by Apollo, Goodman agrees to pay, or cause its subsidiaries to pay, to Apollo an annual fee equal to the greater of (i) $2,000,000, and (ii) 1% of the EBITDA (as defined below) of Goodman for the prior fiscal year, payable in full on the date that Goodman’s audited annual consolidated financial statements for such fiscal year are completed, but in any event no later than March 31 of the following fiscal year. “EBITDA” shall have the meaning set forth in the Indenture, dated as of December 23, 2004, by and among Goodman, certain other member of the Goodman Group that are guarantors thereunder and Wells Fargo Bank, National Association, as Trustee, governing Goodman’s 7.875% Senior Subordinated Notes due 2012 (the “Indenture”).

(b) As consideration for services rendered and Apollo’s agreement to render services as set forth in Section 3(b), Goodman agrees to pay to Apollo a fee of $20,000,000 upon the consummation of the transactions contemplated by the Purchase Agreement.

(c) The parties acknowledge and agree that an objective of the Goodman Group is to maximize value for its shareholders which may include consummating (or participating in the consummation of) (i) a transaction (including, without limitation, any merger, consolidation or sale of assets or equity interests) the result of which is that any Person (as defined in the Indenture) other than Apollo or an affiliate of Apollo becomes the beneficial owner, directly or indirectly, of more than 50% of the voting stock, or all or substantially all of the assets of Goodman (each such event, a “Change of Control”), or (ii) one or more initial public offerings of the common stock of Goodman or Goodman Global, Inc. (each such event, an “IPO”). The services provided to the Goodman Group by Apollo pursuant to this Agreement will help to facilitate the consummation of a Change of Control or IPO, should Goodman decide to pursue such a transaction. In consideration of the services provided pursuant hereto, following the provision of notice to Apollo by Goodman of Goodman’s or another member of the Goodman Group’s intent to enter into a Change of Control or IPO, Apollo may elect at any time in connection with or in anticipation of such Change of Control or IPO (or at any time thereafter) (which election can be made by the delivery of written notice to Goodman (such notice, the “Notice” and the date on which such Notice is delivered to Goodman, the “Notice Date”)) to receive the Lump Sum Payment (as defined below), in lieu of annual payments of the fee set forth in Section 3(a) above, such amount to be paid, unless prohibited by and subject to the terms of any agreement or indenture governing indebtedness of Goodman or any of its subsidiaries, on the date on which the Change of Control or IPO is consummated, or, if the Notice occurs subsequent to such date, as soon as practicable, but in no event, unless prohibited by and subject to the terms of any agreement or indenture governing indebtedness of the Goodman Group, later than 30 days subsequent to the Notice Date. The “Lump Sum Payment” shall be a single lump sum cash payment equal to the then present value of all then current and future fees payable pursuant to Section 3(a) above, assuming the Term ends on the date that is the twelfth anniversary hereof (using a discount rate equal to the yield to maturity on the Notice Date of the class of outstanding U.S. government bonds having a final maturity closest to the twelfth anniversary of the date hereof (the “Discount Rate”)), and assuming further that each future annual fee payable pursuant to Section 3(a) above would equal the highest annual fee payable pursuant to Section 3(a) above (whether paid pursuant to Section 3(a)(i) or 3(a)(ii)) earned over the three fiscal years immediately preceding the fiscal year in which Notice is delivered; provided, that no portion of the Lump Sum Payment shall be payable to Apollo if on the Notice Date Apollo and its affiliates (taken as a whole) do not own any beneficial economic interest in the Goodman Group. The Lump Sum Payment will be payable to Apollo by wire transfer in same-day funds to the bank account designated by Apollo.

(d) To the extent Goodman does not pay any portion of the Lump Sum Payment by reason of any prohibition on such payment pursuant to the terms of any agreement or indenture governing indebtedness of the Goodman Group, any unpaid portion of the Lump Sum Payment shall be paid to Apollo on the first date on which the payment of such unpaid amount is permitted under such agreement or indenture, to the extent permitted by such agreement or indenture. Any portion of the Lump Sum Payment not paid on the scheduled due date shall bear interest at an annual rate equal to the Discount Rate, compounded quarterly, from the date due until paid.

(e) Upon presentation by Apollo to Goodman of such documentation as may be reasonably requested by Goodman, Goodman shall reimburse, or cause its subsidiaries to reimburse, Apollo for all out-of-pocket expenses, including, without limitation, legal fees and expenses, and other disbursements incurred by Apollo, its affiliates or any of its affiliates’ directors, officers, employees or agents in the performance of Apollo’s obligations hereunder, whether incurred on, after or prior to the date hereof, including, without limitation, out-of-pocket expenses incurred in connection with the transactions contemplated by the Purchase Agreement and each of the documents referred to therein.

(f) Nothing in this Agreement shall have the effect of prohibiting Apollo or any of its affiliates from receiving from Goodman or any other member of the Goodman Group any other fees, including any fee payable pursuant to Section 6.

Section 5. Indemnification. Goodman agrees that it shall, or it shall cause its subsidiaries to, indemnify and hold harmless Apollo, its affiliates and its affiliates’ directors, officers, employees and agents (collectively, the “Indemnified Persons”) on demand from and against any and all liabilities, costs, expenses and disbursements (collectively, “Claims”) of any kind with respect to or arising from this Agreement or the performance by any Indemnified Person of any services in connection herewith. Notwithstanding the foregoing provision, Goodman shall not be liable for any Claim under this Section 5 arising from the willful misconduct of any Indemnified Person.

Section 6. Other Services. If Goodman shall determine that it is advisable for any member of the Goodman Group to hire a financial advisor, consultant, investment bank or any similar agent in connection with any merger, acquisition, disposition, recapitalization, issuance of securities, financing or any similar transaction, Goodman shall notify Apollo of such determination in writing. Promptly thereafter, upon the request of Apollo, the parties shall negotiate in good faith to agree upon appropriate services, additional compensation and indemnification for the relevant member of the Goodman Group to hire Apollo or its affiliates for such services. No member of the Goodman Group may hire any Person, other than Apollo or its affiliates, for any services, unless all of the following conditions have been satisfied: (a) the parties are unable to agree after 30 days following receipt by Apollo of such written notice, (b) such other Person has a reputation that is at least equal to the reputation of Apollo in respect of such services, (c) 10 business days shall have elapsed after Goodman provides a written notice to Apollo of its intention to hire such other Person, which notice shall identify such other Person and shall describe in reasonable detail the nature of the services to be provided, the compensation to be paid and the indemnification to be provided, (d) the compensation to be paid is not more than Apollo was willing to accept in the negotiations described above, and (e) the indemnification to be provided is not more favorable to the relevant member of the Goodman Group than the indemnification that Apollo was willing to accept in the negotiations described above. In the absence of an express agreement to the contrary, at the closing of any merger, acquisition, disposition, recapitalization, issuance of securities, financing or any similar transaction, Apollo shall receive a fee equal to 1% of the aggregate enterprise value paid or provided by the Goodman Group (including the aggregate value of (x) equity securities, warrants, rights and options acquired or retained, (y) indebtedness acquired, assumed or refinanced, and (z) any other consideration or compensation paid in connection with such transaction).

Section 7. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed sufficient if personally delivered, sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

if to Apollo, to:

Apollo Management V, L.P.

9 West 57th Street

43rd Floor

New York, New York 10019

Telecopy: 212-515-3288

Attention: Larry Berg

if to Goodman:

Goodman Global Holdings, Inc.

2550 North Loop West

Suite 400

Houston, Texas 77092

Telecopy:

Attention: General Counsel

or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (c) in the case of telecopy transmission, when received, and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

Section 8. Benefits of Agreement. This Agreement shall bind and inure to the benefit of Apollo, Goodman, the other members of the Goodman Group, the Indemnified Persons and any successors to or assigns of Apollo and Goodman; provided, however, that other than any assignment to an affiliate of Apollo, this Agreement may not be assigned by either party hereto without the prior written consent of the other party, which consent will not be unreasonably withheld in the case of any assignment by Apollo. Upon Apollo’s request, Goodman shall cause the other members of the Goodman Group to become parties hereto directly in order to avail themselves of the services hereunder.

Section 9. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York (without giving effect to principles of conflicts of laws).

Section 10. Headings. Section headings are used for convenience only and shall in no way affect the construction of this Agreement.

Section 11. Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties with respect to its subject matter, and neither it nor any part of it may in any way be altered, amended, extended, waived, discharged or terminated except by a written agreement signed by each of the parties hereto.

Section 12. Counterparts. This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 13. Waivers. Any party to this Agreement may, by written notice to the other party, waive any provision of this Agreement. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

IN WITNESS WHEREOF, the parties have duly executed this Management Consulting Agreement as of the date first above written.

GOODMAN GLOBAL HOLDINGS, INC. (f/k/a Frio, Inc.), a Delaware corporation

By:	/s/ Michael Weiner
Name: Michael Weiner Title: President

APOLLO MANAGEMENT V, L.P.

By:	/s/ Anthony Civale
Name: Anthony Civale Title: Vice President